Exhibit 10.27

September 30, 2021

Kevin A. Paprzycki

[***]

Subject: Offer of Employment

Dear Kevin,

It is with great pleasure that I offer you a full-time employment position at Solid Power, Inc. (“Company”) under the exempt position of Chief Financial Officer reporting to Doug Campbell, Chief Executive Officer. Your start date is expected to be October 25, 2021, subject to standard corporate approvals and satisfactory completion of a directors and officers’ questionnaire. As discussed with you, we feel that your skill set is ideally suited to our efforts in building and leading our finance department.

The terms of this offer are as follows:

1.Your employment with the Company shall be in accordance with the terms of a Confidential Information, Invention Assignment and Arbitration Agreement (PIIA). The PIIA shall be signed by both parties on, or prior to, your employment start date.

2.This offer is subject to Company’s receipt of documentation to satisfy the I-9 requirements establishing your legal authorization to work in the United States of America.

3.An annual salary of $275,000 paid according to the Company’s standard payroll frequency, which is currently semimonthly, on the 10th and the 25th. Base salary shall be eligible for review and adjustment following the Company becoming publicly traded.

4.Eligibility for all Company benefits effective the first of the month following your start date, with the exception of 401(k), for which you would be eligible on December 1, 2021. The Company’s current benefits include:

●	Comprehensive health insurance plans, including medical, dental and vision, with base employee health coverage at no cost to the employee.
●	Company paid short-term disability (STD) and long-term disability (LTD) insurance.
●	Company paid life/accident death & dismemberment (AD&D) insurance with the option to purchase additional insurance for employee and dependents.
●	Supplemental accident insurance, employee assistance plan (EAP), health savings account (HSA) and flexible savings account (FSA) available.
●	Unlimited paid time off policy and six paid holidays.
●	Up to six weeks paid FMLA leave.
●	$100/month cell phone reimbursement.

●	401(k) retirement plan with a fully vested company match up to 4% of annual salary.
●	Participation in the Company’s equity incentive plan consisting of an option grant to purchase 325,000 shares of common stock upon commencement of employment, vesting as follows: 1/4 on the first anniversary of the grant date with the balance vesting in a series of 36 successive monthly installments measured from the first anniversary of the grant date.

5.A cash bonus of up to 35% of the paid annual salary, subject to board approval.

6.Company provided housing for eight months following your start date, with amount and structure to be agreed upon prior to commencement of employment.

7.Severance protection as set forth in the participation agreement attached as Exhibit A.

Kindly affirm your acceptance of this offer by signing and dating below and returning to the Company. Please feel free to contact Dave Jansen at [***] or [***] if you have any questions.

Signed,	Signed,

/s/ Doug Campbell	/s/ Kevin Paprzycki
Doug Campbell, CEO	Kevin Paprzycki
September 30, 2021	Date:	9.30.21

486 S. Pierce Ave., Suite E • Louisville, CO 80027 • www.solidpowerbattery.com